HARNEYS

Harney Westwood & Riegels Singapore LLP
138 Market Street
#24-04 CapitaGreen
Singapore 048946
Tel: +65 6800 9830
Fax: +65 6800 9831

13 September 2024
By email

lishi.fong@harneys.com
+65 6800 9833
058582.0002/LZF

SIMPPLE LTD.
Harneys Fiduciary (Cayman) Limited
4th Floor, Harbour Place
103 South Church Street, P.O. Box 10240
Grand Cayman, KY1-1002
Cayman Islands

Dear Sir or Madam

SIMPPLE LTD. (the *Company*)

We are lawyers qualified to practise in the Cayman Islands and have acted as Cayman Islands legal advisers to the Company in connection with the Company's registration statement on Form S-8, including all amendments or supplements thereto (the ***Registration Statement***), as filed with the Securities and Exchange Commission (the ***Commission***) under the United States Securities Act of 1933, as amended (the ***Securities Act***), relating to the reservation for issuance of 3,293,000 ordinary shares of par value $0.0001 per share of the Company (the ***Shares***), authorised for issuance pursuant to the Company's 2023 Equity Incentive Plan (the ***Plan***).

We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

For the purposes of giving this opinion, we have examined the Documents (as defined in Schedule 1). We have not examined any other documents, official or corporate records or external or internal registers and have not undertaken or been instructed to undertake any further enquiry or due diligence in relation to the transaction which is the subject of this opinion.

In giving this opinion we have relied upon the assumptions set out in Schedule 2 which we have not independently verified.

Based solely upon the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations which we deem relevant, and subject to the qualifications set out in Schedule 3, we are of the opinion that under the laws of the Cayman Islands:

1 **Existence and Good Standing.** The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing under the laws of the Cayman Islands.

2 **Valid Issuance of Shares.** The Shares, when authorised to be issued, sold and paid for in the manner described in the Plan and in accordance with the Resolutions (as defined in Schedule 1) and, when allotted, issued and fully paid for in accordance with the Plan and the Registration Statement, and when the names of the shareholders are entered in the register of members of the Company, the Shares will be validly issued, fully paid and non-assessable.

3 **Equity Incentive Plan.** The Plan does not contravene the Companies Act (2024 Revision) of the Cayman Islands (the ***Companies Act***).

This opinion is confined to the matters expressly opined on herein and given on the basis of the laws of the Cayman Islands as they are in force and applied by the Cayman Islands courts at the date of this opinion. We have made no investigation of, and express no opinion on, the laws of any other jurisdiction. Except as specifically stated herein, we express no opinion as to matters of fact.

In connection with the above opinion, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, as amended, or the Rules and Regulations of the Commission thereunder.

We express no view as to the commercial terms of the Plan or whether such terms represent the intentions of the parties and make no comment with regard to warranties or representations that may be made by the Company.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

Yours faithfully

Harney Westwood & Riegels Singapore LLP

SCHEDULE 1

List of Documents and Records Examined

1 the Certificate of Incorporation of the Company dated 24 August 2022;

2 the amended and restated memorandum and articles of association of the Company as adopted by a special resolution passed on 21 October 2022 (the ***M&A***);

3 the register of directors of the Company filed on 29 February 2024;

4 a certificate of good standing dated 11 September 2024 in respect of the Company, issued by the Registrar of Companies in the Cayman Islands (the ***Certificate of Good Standing***);

5 the Register of Writs and Originating Process of the Grand Court of the Cayman Islands via the Court's Digital System (as defined in Schedule 2) from the date of incorporation of the Company to 11 September 2024 (the ***Court Search Date***);

6 a copy of the written resolutions of the directors of the Company dated 31 March 2023 (the ***Resolutions***);

7 the Registration Statement; and

8 the Plan,

copies 1-6 above are referred to as the ***Corporate Documents*** and together with 7 and 8 collectively are referred to as the ***Documents***.

SCHEDULE 2

Assumptions

1 **Validity under Foreign Laws.** That (i) all formalities required under any applicable laws (other than the laws of the Cayman Islands) have been complied with; and (ii) no other matters arising under any foreign law will affect the views expressed in this opinion.

2 **Directors.** The board of directors of the Company considers the transactions contemplated by the Documents to be in the best interests of the Company and no director has (i) a financial interest in a party to or in the transactions contemplated by the Documents or (ii) other relationship to a party to the transactions contemplated by the Documents which has not been properly disclosed in the Resolutions.

3 **Authenticity of Documents.** All original Documents are authentic, all signatures, initials and seals are genuine, all copies of Documents are true and correct copies and the Documents conform in every material respect to the latest drafts of the same produced to us and, where the Documents have been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated.

4 **Corporate Documents.** All matters required by law to be recorded in the Corporate Documents are so recorded, and all corporate minutes, resolutions, certificates, documents and records which we have reviewed are accurate and complete, and all facts expressed in or implied thereby are accurate and complete.

5 **Constitutional Documents.** The M&A remain in full force and effect and are otherwise unamended at the time of the sale of the Shares.

6 **Invitation.** No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any Shares.

7 **Sovereign Immunity.** The Company is not entitled to claim immunity from suit or enforcement of a judgment on the ground of sovereignty or otherwise in the courts of the Cayman Islands in respect of proceedings against it in relation to the Documents and the performance of its obligations under the Documents by the Company constitutes private and commercial acts.

8 **Court Search.** The Register of Writs and other Originating Process of the Grand Court of the Cayman Islands examined by us for the period from the date of incorporation of the Company to the Court Search Date via the digital system made available through the Grand Court of the Cayman Islands (the ***Court's Digital System***) on the Court Search Date, constitutes a complete record of the proceedings for such period before the Grand Court of the Cayman Islands.

9 **No Steps to Wind-up**. The directors and shareholders of the Company have not taken any steps to have the Company struck off or placed in liquidation, no steps have been taken to wind up the Company and no receiver has been appointed over any of the property or assets of the Company.

10 **Resolutions**. The Resolutions remain in full force and effect.

11 **Unseen Documents.** Save for the Documents provided to us there are no resolutions, agreements, documents or arrangements which materially affect, amend or vary the transactions envisaged in the Documents. There is no contractual prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from issuing and allotting the Shares.

12 **Proceeds of Crime.** No monies paid to or for the account of any party under the Documents represent or will represent criminal property or terrorist property (as defined in the Proceeds of Crime Act (2024 Revision) and the Terrorism Act (2018 Revision), respectively).

SCHEDULE 3

Qualifications

1 **Foreign Statutes.** We express no opinion in relation to provisions making reference to foreign statutes in the Documents.

2 **Commercial Terms.** Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

3 **Good Standing.** The Company shall be deemed to be in good standing at any time if all fees (including annual filing fees) and penalties under the Companies Act have been paid and the Registrar of Companies in the Cayman Islands has no knowledge that the Company is in default under the Companies Act.

4 **Conflict of Laws.** An expression of an opinion on a matter of Cayman Islands law in relation to a particular issue in this opinion should not necessarily be construed to imply that the Cayman Islands courts would treat Cayman Islands law as the proper law to determine that issue under its conflict of laws rules.

5 **Economic Substance**. We have undertaken no enquiry and express no view as to the compliance of the Company with the International Tax Co-operation (Economic Substance) Act (2024 Revision).

6 **Meaning of Non-Assessable.** In this opinion the phrase non-assessable means, with respect to the issuance of Shares, that a shareholder shall not, in respect of the relevant Shares, have any obligation to make further contributions to the Company's assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).